Exhibit 10.9

JD FIELD SERVICES

PROMISARY NOTE

JD Field Services, Inc. (Borrower) of Vernal, Utah agrees and promises to pay to David Gurr (Lender) the sum of $510,000, Five Hundred and Ten Dollars for value received, with interest at the annual rate of 7.05% payable on January 31, 2016 (Maturity Date). Monthly interest payments are due on the last day of each month for $3,000, paid monthly. The entire Principal Balance plus any unpaid interest is due on the Maturity Date.

If this note is in default and is placed for collection, JD Field Services, Inc. (Borrower) shall pay all reasonable costs of collection and attorneys' fees.

JD Field Services	David Gurr
Borrower	Lender
[signature]	[signature]
Rod Lee, CFO	David Gurr, Individual
12-31-13	12-31-13
Date	Date

P.O. Box 336, Vernal, Utah 84078 Office: 435-781-1242 Fax: 435-781-0563